Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

R.E. Gas Development, LLC

AND

Rex Energy I, LLC,

AS SELLER,

AND

XPR RESOURCES, LLC,

AS BUYER

*** Text omitted and filed separately with the Securities and Exchange Commission.  Confidential Treatment Request pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

7836201.8

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Section 4.26	Suspense Funds	19
Section 4.27	Credit Support	19
Section 4.28	Defensible Title	19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		19

Section 5.1	Existence and Qualification	19
Section 5.2	Power	19
Section 5.3	Authorization and Enforceability	19
Section 5.4	No Conflicts	20
Section 5.5	Liability for Brokers’ Fees	20
Section 5.6	Litigation	20
Section 5.7	Limitation	20
Section 5.8	Bankruptcy	21
Section 5.9	Financing	21

ARTICLE 6 COVENANTS OF THE PARTIES		21

Section 6.1	Access	21
Section 6.2	Government Reviews	22
Section 6.3	Public Announcements; Confidentiality	22
Section 6.4	Further Assurances	23
Section 6.5	Operations until Closing	23
Section 6.6	Certain Other Covenants Regarding the Assets	24
Section 6.7	Delivery and Maintenance of Records	25
Section 6.8	Replacement of Bonds, Letters of Credit and Guarantees	23
Section 6.10	Bankruptcy Matters	27
Section 6.11	Post-Closing P&A Wells	27

ARTICLE 7 CONDITIONS TO CLOSING		27

Section 7.1	Conditions of Seller to Closing	27
Section 7.2	Conditions of Buyer to Closing	28

ARTICLE 8 CLOSING		29

Section 8.1	Time and Place of Closing	29
Section 8.2	Obligations of Seller at Closing	29
Section 8.3	Obligations of Buyer at Closing	30
Section 8.4	Closing Payment	30

ARTICLE 9 TERMINATION		32

Section 9.1	Termination	32
Section 9.2	Effect of Termination	32

ARTICLE 10 INDEMNIFICATION, DISCLAIMERS AND WAIVERS		33

Section 10.1	Indemnification	33
Section 10.2	Limitations	34
Section 10.3	Express Negligence	36
Section 10.4	Indemnification Actions	36

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APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A	Definitions
Appendix B-1	Seller Knowledge Persons
Appendix B-2	Buyer Knowledge Persons

EXHIBITS

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Units
Exhibit D	Surface Rights
Exhibit E	Equipment
Exhibit F	Form of Assignment and Bill of Sale
Exhibit G	Excluded Assets
Exhibit H	Form of ORRI Assignment

SCHEDULES

Schedule 3.3	Permitted Encumbrances
Schedule 4.6	Actions
Schedule 4.7	Compliance with Laws
Schedule 4.8	Governmental Authorizations
Schedule 4.9(a)	Preference Rights
Schedule 4.9(b)	Consents
Schedule 4.11	Payment of Royalties and Rentals
Schedule 4.12	Material Contracts
Schedule 4.13	Taxes and Expenses
Schedule 4.15	Payout Status
Schedule 4.16	Imbalances
Schedule 4.18	Environmental Matters
Schedule 4.20	Outstanding Capital Commitments
Schedule 4.22	Plugging and Abandonment
Schedule 4.26	Suspense Funds
Schedule 6.8	Bonds, Letters of Credit and Guarantees
Schedule 6.11	Post-Closing P&A Wells

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed as of March 13, 2018, by and among R.E. Gas Development, LLC, a Delaware limited liability company (“Rex Gas”), and Rex Energy I, LLC, a Delaware limited liability company (“Rex I”, and together with Rex Gas, collectively, “Seller”), and XPR Resources, LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A to this Agreement or as such terms are otherwise identified and/or defined in this Agreement.

RECITALS

WHEREAS, Seller agrees to sell, and Buyer agrees to purchase, the Assets under the terms and conditions set forth herein.

WHEREAS, in connection with the transaction contemplated hereby, Rex Gas and COG2, LLC, a Texas limited liability company and an Affiliate of Buyer (“COG2”), have entered into a Membership Interest Purchase Agreement dated as of the date hereof (“LLC Purchase Agreement”) for the sale to Buyer of all of Rex Gas’s membership interest in RW Gathering, LLC.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, grant and convey all of its right, title and interest in and to the Assets to Buyer and Buyer agrees to accept, receive and pay for the Assets as provided for herein.  Notwithstanding anything contained herein to the contrary, Buyer shall not purchase or otherwise acquire any interest in the Excluded Assets nor the Retained Obligations pursuant to this Agreement.

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Section 1.2Assets. “Assets” means all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, to the extent transferable, in and to the following, excluding, however, the Excluded Assets:

(a)the oil and gas leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; reversionary rights, farmout rights; options; and other properties and interests set forth on Exhibit A (excluding the Excluded Assets, collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases, the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (all such rights and interests and lands associated therewith, the “Lands”, and such Lands and Leases are hereinafter referred to collectively as the “Leasehold Rights”);

(b)the Hydrocarbon, water, CO2, disposal or injection wells (i) listed on Exhibit B attached hereto (whether or not located on the Lands) or (ii) located on the Lands (collectively, the “Wells”);

(c)any pools or units which include any portion of the Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit C (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”);

(d)all contracts, agreements and instruments (i) to which Seller is a party (or is a successor or assign of a party), (ii) to the extent that such contracts bind or burden the Assets or Seller with respect to the Assets and (iii) that will be binding on Buyer after Closing, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, fractionation agreements and further including those agreements and instruments identified on Schedule 4.12 (hereinafter collectively referred to as the “Contracts”), provided that “Contracts” shall exclude (x) any master service agreements, and (y) the instruments constituting the Leases and Surface Rights;

(e)all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or used or held for use in connection with, the Properties or other Assets, including those identified on Exhibit D (hereinafter collectively referred to as the “Surface Rights”);

(f)all equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or other Assets and used or held for use in connection with the operation of the Properties or other Assets, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compressors, compression facilities, water facilities, pumping units and engines, well pads, flow lines, pipelines, water lines, gathering systems, gas and oil treating facilities, water impoundments and other water infrastructure, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding the items expressly identified on Exhibit E (subject to such exclusions, the “Equipment”);

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(g)all Hydrocarbons produced from or attributable to the Properties from and after the Effective Time; and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines at the Effective Time;

(h)all Imbalances;

(i)all monies being held in suspense with respect to production of Hydrocarbons from any of the Assets by Seller or any Affiliate of Seller;

(j)all Lease files; Land files; Well files; Contract and Surface Right files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; and files and all other books, records, data, files, maps, accounting records and Asset Tax records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding the Excluded Records; provided, however, that Seller shall be entitled to retain copies of any such records at its expense (the “Records”);

(k)All proprietary and non-proprietary geophysical, seismic and related technical data, all well logs, all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical data (including any interpretations of any of the foregoing or any interpretive data of any kind), and other similar information and records, in each case only to the extent that such data and records (i) are transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty), and (ii) primarily relate to the Leases, Wells, Units or other Assets or cover any portion of the Lands; and

(l)To the extent assignable, all rights, claims and causes of action and rights to enforce Encumbrances to the extent, and only to the extent, that such rights, claims or causes of action relate to the Assets described in Section 1.2(a) through Section 1.2(k) and (i) are attributable to the period from and after the Effective Time or (ii) are attributable to the period prior to the Effective Time and any obligations assumed by Buyer hereunder or for which Buyer has an indemnification obligation; provided that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

Section 1.3Effective Time; Proration of Costs and Revenues.

(a)Possession of the Assets shall be transferred from Seller to Buyer at the Closing, but certain financial benefits and obligations of the Assets shall be transferred effective as of 12:01 A.M. Eastern Time, on January 1, 2018 (the “Effective Time”), as further set forth in this Agreement.

(b)Subject to Buyer’s remedies for indemnification pursuant to Section 10.1(a) and without duplication of any amounts accounted for in the adjustments to the Consideration made hereunder, effective upon Closing (x) Buyer shall be entitled to all production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding the adjusted Consideration and all other consideration due to Seller hereunder) earned with respect

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to the Assets at or after the Effective Time and shall be responsible for all Property Costs attributable to the Assets at or after the Effective Time, and (y) Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and shall be responsible for all Property Costs attributable to Assets prior to the Effective Time.  “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as implemented by Seller in the ordinary course of business consistent with past practice, subject to Section 1.3(c).  For purposes of allocating production (and accounts receivable with respect thereto) under this Section 1.3(b), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

(c)As used herein, “Property Costs” means, determined without duplication, (i) all costs attributable to the ownership or operation of the Assets (including prepaid costs or deposits, but excluding any Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business, (iii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, and (iv) overhead costs charged to Seller under any applicable operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument.

ARTICLE 2
CONSIDERATION

Section 2.1Consideration Due at Closing.  The consideration due from Buyer at the Closing (the “Consideration”) shall be Seventeen Million Twenty-Eight Thousand and No Dollars ($17,028,000.00), and shall be adjusted as provided in Section 2.3, ARTICLE 3 or elsewhere in this Agreement.  Contemporaneously with the execution and delivery of this Agreement, (a) the Parties shall have entered into the Escrow Agreement with Escrow Agent and (b) Buyer has delivered or caused to be delivered to Escrow Agent, subject to the terms and conditions of the Escrow Agreement, an amount equal to One Million and No Dollars ($1,000,000.00) of the Consideration in same-day funds (the “Deposit”) to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.  In the event the Closing occurs, the Parties shall execute and deliver joint written instructions to the Escrow Agent authorizing and instructing the Escrow Agent to distribute the Deposit to Seller, and the Deposit shall be credited against the Closing Payment to be paid by Buyer at Closing as provided in Section 8.4(a).  In the event that Closing does not occur, then the Parties shall execute joint written instructions to the Escrow Agent authorizing and instructing the Escrow Agent to distribute the Deposit to the appropriate Party, as determined pursuant to the provisions set forth in Section 9.2.

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Section 2.2Allocated Values; Allocation of Consideration.  Concurrent with the execution of this Agreement, Buyer and Seller will agree upon an allocation of the unadjusted Consideration among each of the Assets and Overriding Royalty Interests.  Such allocation of value with respect to each Asset and Overriding Royalty Interest is set forth in Exhibit A, Exhibit B or Schedule 6.11, as applicable.  The “Allocated Value” of any Asset or Overriding Royalty Interest equals the portion of the unadjusted Consideration allocated to such Asset or Overriding Royalty Interest on Exhibit A, Exhibit B or Schedule 6.11, as applicable.  On or prior to the date that is ninety (90) days after the Closing Date, Buyer will provide to Seller an allocation of the Consideration, as determined pursuant to this Section 2.2 and as adjusted pursuant to Section 2.3, and such other consideration required to be taken into account among the Assets and Overriding Royalty Interests transferred as of the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Asset Allocation”).  Buyer and Seller shall file timely any forms and statements required under U.S. federal or state income Tax laws (including IRS Form 8594) consistent with such Asset Allocation.  The Asset Allocation shall be revised to take into account subsequent adjustments to the Consideration or such other consideration, in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder.  Buyer and Seller shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Asset Allocation, except as required by applicable Law.

Section 2.3Adjustments to Consideration.  The Consideration for the Assets shall be adjusted as follows (with such adjustments being made so as not to give duplicative effect to any other adjustment or payment provided for in this Agreement):

(a)Reduced by the aggregate amount of proceeds received by Seller or its Affiliates earned from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the period on and after the Effective Time;

(b)Reduced by the Allocated Values (or the applicable portion thereof) of any Assets excluded by the Parties pursuant to Section 3.4(a)(iii);

(c)Reduced by the Allocated Value (or the applicable portion thereof) of any Assets excluded by the Parties pursuant to Section 3.5(c);

(d)Reduced by the amount of all Property Costs attributable to the ownership and operation of the Assets that are incurred prior to the Effective Time and paid by Buyer, and the amount of all prepaid Property Costs (including cash calls and advances to operators for expenses) paid by Buyer with respect to the ownership or operation of the Assets and attributable to the period prior to the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a);

(e)Increased by the amount equal to the value of all of Seller’s inventories of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time or that are in storage above the load line or pipeline connection, as applicable, as of immediately prior to the Effective Time (which value shall be computed using the actual contract price as of the

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Effective Time as if such Hydrocarbons had been sold as of such time), less any applicable production, severance, sales or excise Taxes, overriding royalties, royalties and similar burdens on or payable out of production paid by, and not reimbursed to, Buyer; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

(f)Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets that are paid by Seller and incurred on or after the Effective Time, and the amount of all prepaid Property Costs (including cash calls and advances to operators for expenses) paid by Seller with respect to the ownership or operation of the Assets and attributable to the period on or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a);

(g)Decreased by the amount of all proceeds, if any, that are held in suspense by Seller as of the Closing Date and that relate to the Assets;

(h)Increased by the amount of all Asset Taxes prorated to Buyer in accordance with Section 6.9 but paid by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 2.3(a) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 2.3(a) with respect to such transaction);

(i)Reduced by the amount of all Asset Taxes prorated to Seller in accordance with Section 6.9 but paid or payable by Buyer (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Buyer in connection with a transaction to which Section 2.3(a) applies);

(j)Reduced by an amount equal to the Impact Fee Adjustment pursuant to Section 6.9(f); and

(k)Reduced or increased, as the case may be, by any other amount provided in this Agreement or otherwise agreed to in writing by Buyer and Seller as an adjustment to the Consideration for the Assets.

ARTICLE 3
TITLE MATTERS

Section 3.1Seller’s Title.

Except for Buyer’s rights upon a breach by Seller of any of its representations or warranties contained in ARTICLE 4 or a breach of Seller’s obligations under the special warranty of Defensible Title set forth in the Assignment, (a) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and (b) Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect, with respect to any of the Assets shall be as provided in ARTICLE 11 (with respect to breach by Seller of any of its representations or warranties contained in ARTICLE 4), or in the Assignment; provided that, Buyer shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment for which Buyer has not furnished to Seller a claim on or before the date that is *** after Closing.

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Section 3.2Definition of Defensible Title.

As used in this Agreement and in the Assignment, the term “Defensible Title” means such record and equitable title of Seller with respect to the Leasehold Rights and Wells that, except for and subject to Permitted Encumbrances:

(a)Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Leasehold Rights and Wells throughout the duration of the productive life of such Leasehold Rights and Wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”) of not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Leasehold Rights or Well, except for (A) decreases resulting from the establishment or amendment after the Execution Date of pools or units, (B) decreases in connection with those operations in which Seller or its successors or assigns may elect after the Execution Date not to consent with Buyer’s written approval, (C) decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (E) any other decrease required by any applicable joint operating agreement or as required by Laws, and (F) as otherwise expressly identified on Exhibit A or Exhibit B, as applicable;

(b)Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Leasehold Rights and Wells shown in Exhibit A or Exhibit B not greater than the Working Interest shown in Exhibit A or Exhibit B for such Leasehold Right or Well, without increase throughout the productive life of such Leasehold Right or Well except as stated in Exhibit A and Exhibit B and except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (B) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, (C) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, and (D) as otherwise stated on Exhibit B;

(c)Entitles Seller to ownership of not less than the Net Mineral Acres on a tract basis for the Leasehold Rights included in such tract as set forth in Exhibit A; and

(d)Is free and clear of Encumbrances or Title Defects other than Permitted Encumbrances; provided, that

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(e)As used in this Agreement and in the Assignment, the term “Title Defect” means any Encumbrance (other than a Permitted Encumbrance), irregularity, defect or other matter (including a discrepancy in Net Revenue Interest, Working Interest or Net Mineral Acres) in Seller’s title to or interest in a Leasehold Right or Well, solely to the extent arising by, through or under Seller or any of its Affiliates, that alone, or in combination with other Title Defects related to such Leasehold Right or Well, causes Seller not to have Defensible Title in and to the Leasehold Rights or Wells shown in Exhibit A and Exhibit B as of the Closing Date; provided that, notwithstanding anything herein to the contrary, the following shall not be considered Title Defects:

(i)defects in the chain of title consisting of (A) the failure to recite marital status in a document; provided that such document is otherwise valid and enforceable against all parties and spouses subject thereto, (B) the use of affidavits or similar instruments reflecting heirship to cure breaks in the chain of title, unless such affidavits are subject to any challenge or are otherwise insufficient, or (C) omissions of estate proceedings with respect to any death occurring prior to January 1, 1970, unless, in each case, Buyer provides affirmative evidence that such failure may result in another Person’s superior claim of title to the relevant Asset(s);

(ii)defects based on a gap in Seller’s chain of title in the county records, where such a gap occurs in excess of one-hundred (100) years prior to the Effective Time, and no challenge of record can be demonstrated, whether by pending judicial, quiet title action, or other filing of record in the applicable county, state or federal courthouse clearly demonstrating that such a gap represents a competing chain of title to the relevant Asset(s);

(iii)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(iv)defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action (or inaction) may result in another Person’s superior claim of title to the relevant Asset(s);

(v)defects that have been remedied pursuant to applicable Laws of limitations or prescription; provided that a final and nonappealable judgment has been rendered by a court of competent jurisdiction with respect thereto;

(vi)defects based upon the exercise of any Preference Right set forth on Schedule 4.9(a);

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(vii)defects based upon the terms of, or absence of any terms in, the Leases, including any obligations, qualifications, or limitations imposed on the lessee therein; provided that such terms (or the absence thereof) does not (A) reduce the Net Mineral Acres set forth on Exhibit A, (B) reduce the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, for such Leasehold Rights or Well, (C) increase the Working Interest shown in Exhibit A or Exhibit B, as applicable, for such Leasehold Right or Well, without a corresponding and proportionate increase in Seller’s Net Revenue Interest, or (D) adversely affect the ownership, operation, or use of such Leasehold Right(s) or Well(s) subject thereto or affected thereby;

(viii)defects arising  as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production on or applicable to any of the Leasehold Rights or Wells held by production, or lands pooled, communitized or unitized therewith, except to the extent of a Third Party claim of termination of the applicable Lease(s) or Leasehold Right(s);

(ix)any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date pursuant to actions specifically required of Seller pursuant to this Agreement;

(x)defects arising from any Encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest in the applicable Lease, except to the extent the same is, as of the Closing, subject to any proceeding to enforce said Encumbrance; and

(xi)defects based on references to lack of information in Seller’s file or references to a document if such document is not in Seller’s files.

Section 3.3Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)Royalties and any overriding royalties, reversionary interests and other similar burdens on production to the extent (i) that such burdens arise from an agreement, reservation or conveyance existing and filed of record in the applicable county records prior to the Effective Time, and (ii) that such burdens do not (A) reduce Seller’s Net Revenue Interest below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;

(b)All leases, unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leasehold Rights, to the extent that (i) such instruments do not (A) reduce Seller’s Net Revenue Interest below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest and (ii) such instruments do not adversely affect the use, ownership or operation of the Leasehold Rights;

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(c)Third Party consent requirements and similar restrictions with respect to which waivers or consents are (i) obtained from the appropriate parties prior to Closing, or (ii) are routinely obtained after the closing of transactions of this nature;

(d)Liens for Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions;

(e)All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Leasehold Rights or Wells or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(f)Excepting circumstances where such rights have already been triggered, conventional rights of reassignment arising upon final intention to abandon or release the Leasehold Rights or Wells, or any of them;

(g)Easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface or other operations, including the rights of common owners, to the extent that they do not unreasonably interfere with the use, ownership or operation of the Leasehold Rights or Wells;

(h)All rights reserved to or vested in any Governmental Body to control or regulate any of the Leasehold Rights or Wells in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body, including the right to terminate the same, in each case, having jurisdiction over the Leasehold Rights or Wells;

(i)Any Encumbrance on or affecting the Leasehold Rights or Wells which is expressly assumed in writing, bonded or paid by Buyer at or prior to the Closing or which is discharged by Seller at or prior to the Closing;

(j)Such Title Defects as Buyer has expressly and specifically waived in writing;

(k)Vendors’, carriers’, warehousemens’, repairmens’, mechanics’, workmens’, materialmens’, construction, or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations, in each case, which are not yet due;

(l)Liens created under the terms of the Leases or Contracts, or by operation of Law, in respect of obligations that are not yet due, to the extent that (i) such liens do not (A) reduce Seller’s Net Revenue Interest in such Leases below the Net Revenue Interest set forth for such Leasehold Right or Well on Exhibit A or Exhibit B or Net Mineral Acres below that shown in Exhibit A or (B) increase Seller’s Working Interest in such Leases above that shown in Exhibit A or Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest and (ii) such instruments do not adversely affect the use, ownership or operation of the Leasehold Rights;

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(m)Any lease taken and recorded prior in time to the applicable Lease, to the extent such lease has terminated or expired in accordance with its terms, regardless of whether a physical record of such termination or expiration has been publicly filed (unless a physical record of such termination or expiration is necessary in order to make such termination of expiration effective by Law or pursuant to the applicable lease);

(n)Zoning and planning ordinances and municipal regulations;

(o)Defects arising from any change in applicable Laws after the Execution Date;

(p)Any matters shown in Schedule 3.3;

(q)Any matters expressly identified and described on Exhibit A or Exhibit B;

(r)Liens granted under applicable joint operating agreements for amounts not yet due; and

(s)any liens, charges, Encumbrances, defects, or irregularities which do not arise by, through or under Seller or any of its Affiliates.

Section 3.4Casualty or Condemnation Loss.

(a)Subject to the provisions of Section 9.1(b) hereof, if, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds *** percent (***%) of the Consideration, Buyer shall have select one of the following options: (i) Seller shall cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable prior to the Closing, (ii) Seller shall indemnify Buyer, through a document to be delivered at the Closing reasonably acceptable to Seller and Buyer, against any costs or expenses that Buyer reasonably incurs to repair or restore any Assets affected by such Casualty Loss, or (iii) at the Closing, Seller shall retain such affected Assets as an Excluded Asset, and the Consideration shall be reduced by an amount equal to the Allocated Value of such Assets.  In the case of clause (i), (ii) or (iii) above, Seller and its Affiliates shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing.

(b)If, after the Execution Date but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is *** percent (***%) or less of the Consideration, Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of such Casualty Loss and shall assign, transfer and set over unto Buyer or subrogate Buyer to all of Seller’s right, title and interest in any insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and their directors, officers, employees and agents) arising out of the Casualty Loss.

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Section 3.5Preference Rights and Consents.

(a)Seller shall promptly, and in any event within four (4) Business Days following the Execution Date, prepare and send (i) notices to the Third-Party holders of any Consents to assignment of any Assets requesting applicable consents, and (ii) notices to the holders of any applicable Preference Rights to purchase any Asset requesting waivers of such Preference Rights, in each case, in compliance with the applicable underlying agreement and that would be triggered by the purchase and sale contemplated by this Agreement.  Buyer shall cooperate (without being obligated to pay any costs or expenses to any such Third Party) with Seller in seeking to satisfy or obtain waivers of, as applicable, such preferential rights and consents.

(b)Seller shall notify Buyer prior to Closing of all Preference Rights and Consents contemplated by clause (i) or (ii) above that have not been waived or granted, as applicable, or that have been exercised in the case of Preference Rights, and the Assets to which they pertain.  In no event shall there be included in the Assignment at Closing any Asset subject to an unsatisfied consent requirement that would be triggered by the purchase and sale of Assets contemplated by this Agreement (such consent requirement, a “Consent Requirement”).  In cases where any Asset is subject to a Consent Requirement that is unsatisfied at the Closing, and Buyer has not waived in writing such Consent Requirement, then such Asset shall be excluded from the Assignment at Closing and shall be deemed to be an Excluded Asset, and the Consideration shall be adjusted downward by the Allocated Value of such Asset.  Until the Final Settlement Date, Seller shall continue after Closing to use commercially reasonable efforts to obtain the applicable Consent so that Seller’s right, title and interest in such Asset can be transferred to Buyer upon the receipt of such Consent; provided however, that Seller shall have no obligation to pay any sum to secure such Consent if Buyer has not agreed to reimburse Seller for such amounts.  If an unsatisfied Consent Requirement for which a Consideration adjustment is made at Closing is subsequently satisfied prior to the date of the final determination of the Final Settlement Statement (the “Final Settlement Date”), then on the Final Settlement Date, Seller shall (x) receive an additional upward adjustment to the Consideration in the Final Settlement Statement equal to the amount of the previous reduction in the Consideration on account of the Consent Requirement and (y) assign to Buyer using substantially the same form of assignment as the Assignment, to the extent previously unassigned, each Asset (which shall no longer be deemed to be an Excluded Asset) subject to an aforementioned Consent Requirement that was subsequently satisfied after Closing but prior to the Final Settlement Date and, to the extent not previously included in the adjustments to the Consideration at Closing, the Parties shall account to one another under Section 2.2 and Section 2.3.

(c)If any Preference Right that would be triggered by the purchase and sale of Assets contemplated by this Agreement is exercised prior to Closing or the time for exercising such Preference Right has not expired and such Preference Right has not been waived prior to Closing, then the Assets affected thereby shall be excluded from the Assets conveyed by Seller to Buyer at Closing for all purposes hereunder and shall be deemed to be an Excluded Asset, and the Consideration shall be reduced under Section 1.1(c) by the Allocated Values for such Assets (proportionately reduced if the Preference Right affects only a portion of any such Asset).  Seller shall retain any consideration paid by any Third Party pursuant to the exercise of such Preference Right.  If after the Closing such Preference Right expires without exercise prior to the Final Settlement Date, then on the Final Settlement Date, Seller shall (x) receive an additional upward

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adjustment to the Consideration in the Final Settlement Statement equal to the amount of the previous reduction in the Consideration on account of such Preference Right and the exclusion of the Asset affected thereby and (y) assign to Buyer, using substantially the same form of assignment as the Assignment, such Asset (which shall no longer be deemed to be an Excluded Asset) subject to an aforementioned Preference Right that so expired after Closing and, to the extent not previously included in the adjustments to the Consideration at Closing, the Parties shall account to one another under Section 2.2 or Section 2.3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms of Article 11, Rex Gas and Rex I *** represent and warrant to Buyer, as of the date hereof and as of the Closing Date, the following:

Section 4.1Existence and Qualification.

Seller is a limited liability company validly existing and in good standing under the laws of the State of its formation and is duly qualified to do business where the Assets are located.

Section 4.2Power.

Seller has the requisite limited liability company power to enter into and perform this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and to consummate the transactions contemplated hereby and thereby.

Section 4.3Authorization and Enforceability.

The execution, delivery and performance by Seller of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action by Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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Section 4.4No Conflicts.

The execution, delivery and performance by Seller of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the transactions contemplated hereby and thereby, will not (a) violate any provision of Seller’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Assets or that are customarily obtained subsequent to the sale or conveyance thereof, and (ii) any matters described in subsections (b), (c), (d) or (e) above which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5Liability for Brokers’ Fees.

Buyer and its Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.6Litigation.

Except as set forth in Schedule 4.6, other than matters set forth on Schedule 4.18 (which are exclusively addressed in Section 4.18), there are no actions, suits, audits, condemnation, administrative, arbitration, or other proceedings or investigations by any Third Party or Governmental Body with respect to Seller or any of the Assets (“Actions”) pending, or, to the Knowledge of Seller, threatened, by any Third Party or Governmental Body, affecting the Assets or which are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.7Compliance with Laws.

Except as set forth in Schedule 4.7, other than matters set forth on Schedule 4.18 (which are exclusively addressed in Section 4.18), to Seller’s Knowledge, the Assets are, and the operation of the Assets is, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, and the ownership, operation, development, maintenance or use of any thereof.  To Seller’s Knowledge, no Third Party operator has violated in any material respect any applicable Law with respect to the operation of the Assets by such operator.

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Section 4.8Governmental Authorizations.

Except as set forth in Schedule 4.8, other than matters set forth on Schedule 4.18 (which are exclusively addressed in Section 4.18), to Seller’s Knowledge, (a) the Assets have been operated by in accordance with the conditions and provisions of any applicable Governmental Authorizations, and (b) no proceedings are pending or threatened, that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Seller.

Section 4.9Preference Rights and Consents.

(a)Except as set forth in Schedule 4.9(a), none of the Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement.

(b)Other than as set forth in Schedule 4.9(b), there are no consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal, state or local Governmental Body or any other Person (“Consents”) that are applicable to any transfer of the Assets or the transactions contemplated by this Agreement.

Section 4.10Leasehold Rights.

(a)No material default exists in the performance of any obligation of Seller under any of the Leases that would entitle the lessor to cancel or terminate any Leasehold Rights and, to Seller’s Knowledge, no material default exists thereunder by any other Person a party thereto.

(b)No party to any Leasehold Rights or any successor to the interest of such party has filed or, to the Knowledge of Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Leasehold Rights.

Section 4.11Payment of Royalties and Rentals.

Except as set forth in Schedule 4.11, to the extent Seller is responsible for payment thereof, (a) all rentals, royalties, excess royalties, overriding royalty interests, net profit interests, production payments, deferred bonus, Advance Delay Rentals, delay rentals, option payments and other similar payments have been properly and timely paid in full and (b) there are no monies being held in suspense with respect to production of Hydrocarbons from any of the Assets by Seller or any Affiliate of Seller.

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Section 4.12Material Contracts.

All Material Contracts as of the Execution Date are listed on Schedule 4.12.  As of the Execution Date, Seller has made available to Buyer true and correct copies of all Material Contracts and all amendments thereto that will be binding upon Buyer or the Assets following the Closing. The Material Contracts are valid and binding, in full force and effect, and, to Seller’s Knowledge, enforceable against the parties thereto in accordance with their respective terms.  Seller, and to Seller’s Knowledge each other party to each of the Material Contracts, has performed all material obligations thereunder and is not in material breach or material default under any Material Contract.  No event has occurred, which after notice or lapse of time, or both, would constitute a material default by Seller, or to Seller’s Knowledge, by any other party, under any Material Contract.

Section 4.13Taxes, Expenses and Impact Fees.  Except (i) as set forth in Schedule 4.13 or (ii) to the extent an inaccuracy would neither result in a Encumbrance on the Assets nor a Tax Liability on (or applicable to or otherwise payable by) Buyer:

(a)All Tax Returns relating to or in connection with Seller’s acquisition or ownership of the Assets required to be filed have been timely filed and each such Tax Return is true, correct and complete in all material respects.

(b)All Taxes and Impact Fees relating or applicable to Seller’s acquisition or ownership of the Assets (including ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Assets) that are or have become due have been timely paid in full.

(c)There are no audits or other administrative or judicial proceedings ongoing or pending against the Assets or against Seller relating to or in connection with the Assets by any Governmental Body with respect to Taxes and, to the Knowledge of Seller, no such audits or proceedings have been threatened.

(d)There are no Tax Encumbrances on any of the Assets except for Encumbrances for current period Taxes not yet due.

(e)There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Assets or any waiver or agreement for any extension of time for the assessment or payment of Tax with respect to the Assets.

(f)None of Seller’s interest in the Assets is subject to any tax partnership, or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  On or before the Closing Date either (i) the Area Two Tax Partnership shall have been terminated and the Assets distributed to the Seller or (ii) (A) the Area Two Tax Partnership has in effect a valid election under Section 754 of the Code or (B) Seller shall  have obtained all necessary consents needed for the Area Two Tax Partnership to make a Section 754 election for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Assets by Buyer pursuant to this Agreement.

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Section 4.14Non-Op Status  Seller is not the operator of any of the Assets.  To Seller’s Knowledge, no Third Party operator of any Assets has received notice from any Governmental Body of violations of its permits or licenses to operate the Assets.

Section 4.15Payout Status.  Schedule 4.15 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout or passage of time or other event (other than termination of a Lease by its express terms).

Section 4.16Imbalances.  Schedule 4.16 sets forth all Imbalances associated with the Assets as of the Effective Time.

Section 4.17Foreign Person.

Seller is neither (a) a “foreign person” within the meaning of Section 1445 of the Code nor (b) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

Section 4.18Environmental. (a)To Seller’s Knowledge and except as set forth in Schedule 4.18:

(a)With respect to the Assets, no Person has entered into any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body based on any Environmental Laws that would result in any liability for remediation by Seller or other change in the present conditions of any of the Assets.

(b)No Person has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that gives rise to or results in any common law or other liability of such Person to any Person.

(c)All material reports, studies, written notices from environmental Governmental Bodies, tests, analyses and other documents specifically addressing environmental matters related to Seller’s or its Affiliates’ ownership of the Assets, have been made available to Buyer.

(d)There are no material uncured Environmental Conditions with respect to the Leases and no material obligations to remediate conditions upon the Leases under applicable Environmental Laws (and no such obligation would arise as a result of notice or lapse of time or both) that arise out of, relate to or are otherwise associated with the operations of the Assets.

Section 4.19Bankruptcy; Solvency.

(a)There are no bankruptcy, reorganization or receivership proceedings pending or threatened against Seller.

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(b)As of the Execution Date, (i) Seller and each of its Affiliates will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid and (iii) Seller will have sufficient capital to conduct its business.

(c)Seller’s governing body (e.g., board of directors or similar) has determined that the Consideration to be paid by Buyer hereunder is equal to or greater than the fair market value of the Assets, and Seller shall deliver prior to Closing a written certificate from a Responsible Officer (as such term is defined in the Term Loan Credit Agreement) certifying that the Consideration to be paid by Buyer hereunder is equal to or greater than the fair market value of the Assets (a “Fair Market Value Certificate”), in each case, as is required under the terms of the Term Loan Credit Agreement.

Section 4.20Outstanding Capital Commitments.  (a)Except as set forth on Schedule 4.20, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Assets, the value of which Seller reasonably anticipates exceeds Fifty Thousand Dollars ($50,000) chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Time.

Section 4.21Calls on Production.  No Person has any call upon, option to purchase or similar rights with respect to any Hydrocarbons.

Section 4.22Plugging and Abandonment.  (a)With respect to (a) the Assets being conveyed to Buyer at Closing and (b) the Retained Formations that will be owned by Seller immediately following Closing, except (x) as set forth on Schedule 4.22 or (y) Assets for which Buyer is the operator, Seller has not owned or operated any dry holes, shut-in or otherwise inactive wells, located on, or otherwise allocable or attributable to, any of the Leases or Lands, that have not been properly and completely plugged and abandoned in accordance with all applicable Laws (including Environmental Laws).

Section 4.23No Hedges.  (a)None of the Assets is subject to or is bound by any swap, forward, future, derivatives transaction or option or other similar hedge Contract that will be binding upon the Assets from and after Closing.

Section 4.24Casualty Losses.  As of the Execution Date, neither Seller nor any of its Affiliates has received notice of or otherwise obtained Knowledge of (a) the occurrence of any Casualty Loss (whether permanent, temporary, whole or partial) or (b) any pending or threatened Casualty Loss (whether permanent, temporary, whole or partial) with respect to any of the Assets.

Section 4.25Trade Payable Obligations.  (a)There are no unpaid (or underpaid) debts of Seller or any of its Affiliates that constitute Trade Payable Obligations and which debts, if unpaid, could result in the creation of an Encumbrance against any of the Assets.

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Section 4.26Suspense Funds.  To Seller’s Knowledge, Schedule 4.26 sets forth a list of all proceeds held in suspense affecting the Assets.

Section 4.27Credit Support.  Schedule 6.8 accurately sets forth a true and complete list of (a) all bonds, letters of credit, guarantees and other forms of credit support currently maintained, posted or otherwise provided by or on behalf of Seller or any of its Affiliates relating to the Assets and (b) a list of all pending claims and the claims history against such forms of credit support since January 1, 2014.

Section 4.28Defensible Title.  (a)Seller owns and will deliver to Buyer Defensible Title to the Leasehold Rights and Wells, by, through and under Seller and its Affiliates, but not otherwise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

Section 5.1Existence and Qualification.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its formation; and Buyer is duly qualified to do business in the respective jurisdictions where the Assets are located.

Section 5.2Power.

Buyer has the requisite limited liability company power to enter into and perform this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and to consummate the transactions contemplated hereby and thereby.

Section 5.3Authorization and Enforceability.

The execution, delivery and performance of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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Section 5.4No Conflicts.

The execution, delivery and performance of this Agreement, each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby at Closing, and the transactions contemplated hereby and thereby by Buyer will not (a) violate any provision of Buyer’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party, (c) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest, (d) violate any Law applicable to Buyer or any of the Assets, or (e) require any filing with, notification of, or consent, approval or authorization of any Governmental Body, except any matters described in subsections (b), (c), (d) or (e) above which would not have a material adverse effect on Buyer or the transactions contemplated hereby.

Section 5.5Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6Litigation.

There are no actions, suits or proceedings pending, or to the actual knowledge of Buyer, threatened in writing, before any Governmental Body against Buyer or any Affiliate of Buyer which are reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.7Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement and in the documents delivered by Seller to Buyer at the Closing, Buyer represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, by Seller as to the Assets or prospects thereof, (b) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any Affiliates thereof), and (c) Buyer has not relied upon any oral or written information provided by Seller.  Buyer further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement and the other agreements entered into in connection with this Agreement, and (iii) except as provided in Article 4 or with respect to a breach of Seller’s obligations under the special warranty of

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Defensible Title set forth in the Assignment and in the documents delivered by Seller to Buyer at the Closing, all the information and data furnished to Buyer by Seller (or its officers, employees, representatives, consultants, agents or any third party on Seller’s behalf) is furnished only as an accommodation to Buyer without any representation or warranty.

Section 5.8Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending or threatened against Buyer. As of the Execution Date and the Closing Date, (a) Buyer and each of its Affiliates will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to Buyer after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) Buyer will have sufficient capital to conduct its business.

Section 5.9Financing.

Buyer has, and at Closing will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Closing Payment to Seller at the Closing and to fulfill its obligations under this Agreement.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1Access.

(a)During the Pre-closing Period, subject to the limitations expressly set forth in this Agreement, Seller shall use commercially reasonable efforts to provide Buyer and its Representatives reasonable access to the Assets for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without (a) violating applicable Laws, (b) violating any obligations to any third Person, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants, or consultants, and (d) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller.  Such access by Buyer shall be limited to Seller’s or applicable Third Party operator’s normal business hours, as applicable, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Party operator.  All investigations and due diligence conducted by Buyer or any of Buyer’s representatives shall be conducted at Buyer’s sole cost, risk, and expense and any conclusions made from any examination done by Buyer or any of Buyer’s representatives shall result from Buyer’s own independent review and judgment.  Seller or its designee shall have the right to accompany Buyer and its representatives whenever they are on site on the Assets.

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(b)Buyer acknowledges that the permission of the operator (if other than Seller) or another third Person may be required before Buyer will be able to inspect portions of the Assets and that such permission must be obtained prior to the inspection of such portions.  Seller shall use reasonable efforts to obtain such permission for Buyer upon Buyer’s request.  All inspections pursuant to this Section 6.1 shall be at Buyer’s sole risk, cost and expense, and Buyer shall indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Seller Indemnified Persons”) harmless from and against any and all liabilities to the extent arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Assets as a result of Buyer’s exercise of its right under this Section 6.1, other than any such liability arising out of the gross negligence or willful misconduct of any Seller Indemnified Person.  The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.  Buyer and its Representatives shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies provided in writing to Buyer while conducting its due diligence evaluation of the Assets.

(c)Within thirty (30) days following the Closing, Seller shall send any notices that are required to be sent to the royalty or other interest owners as a result of the conveyance of the Assets to Buyer pursuant to the terms hereof.  Promptly after the Closing, Buyer shall record the Assignment(s) in all applicable real property records.

Section 6.2Government Reviews.

Seller and Buyer shall in a timely manner (a) make all required filings, if any, with, prepare applications to, and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 6.3Public Announcements; Confidentiality.

(a)Neither Seller nor Buyer shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations, necessary to obtain any consents to the transactions contemplated hereby or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; and, provided further, that each Party shall use its reasonable efforts to consult with the other Party regarding the contents of such release or announcement prior to making such release or announcement.

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(b)Subject to Section 6.3(a), the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures to Representatives of the Parties; provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided further, however, that prior to making any such disclosures to Representatives, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.  The term “Representatives,” as used herein, shall mean (a) employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or Person.

Section 6.4Further Assurances.

After the Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement (including the Assignment).

Section 6.5Operations until Closing.

Except as may otherwise be expressly provided herein, from the date hereof to the Closing (or upon the earlier termination of this Agreement) (the “Pre-closing Period”), Seller shall not do any of the following without the prior written consent of Buyer:

(a)release all or any portion of any Assets;

(b)create an Encumbrance on any of the Assets other than Permitted Encumbrances;

(c)amend a Lease to the extent such amendment adversely affects the Assets;

(d)waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the Assets;

(e)transfer, farmout, sell, lease or otherwise dispose of any of the Assets;

(f)waive any material right with respect to the Assets;

(g)grant or create any Preference Right or Transfer Requirement with respect to the Assets;

(h)terminate, amend or extend any Material Contract or enter into any contract or agreement with respect to the Assets (other than this Agreement and the documents to be delivered pursuant hereto);

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(i)commit to any single field operation, or series of related field operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of Fifty Thousand Dollars ($50,000) (net to Seller’s interest) or make any capital expenditures for any single field operation or series of related field operations related to the Assets in excess of Fifty Thousand ($50,000) (net to Seller’s interest); or

(j)commit to do any of the foregoing.

Buyer’s approval of any action restricted by this Section 6.5 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period.  Notwithstanding the foregoing provisions of this Section 6.5, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.  Buyer acknowledges that Seller owns undivided interests in the Assets, and if any Assets are operated by non-Affiliate Persons of Seller, agrees that the acts or omissions of any such third Persons who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.5, nor shall any action required by a vote of working interest owners constitute such a violation, so long as Seller and its Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 6.5.  Any matter approved (or deemed approved) by Buyer pursuant to this Section 6.5 that would otherwise constitute a breach of one or more of Seller’s representations and warranties in ARTICLE 4 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

Section 6.6Certain Other Covenants Regarding the Assets.

Except as may otherwise be expressly provided herein, during the Pre-closing Period, Seller shall:

(a)promptly notify Buyer of the receipt by Seller of any written notice or claim or threat of notice or claim which becomes known to Seller relating to any material default or breach under, or relating to the termination or cancellation, or written threat of termination or cancellation of, any of the Leases or Material Contracts;

(b)use commercially reasonable efforts within the limits of its contractual rights to cause the applicable Third Party operator to maintain the Leases and operate the Assets in compliance with applicable Laws;

(c)use its commercially reasonable efforts to obtain a waiver of any confidentiality agreement or restriction with a Third Party relating to any Material Contract that will be conveyed to Buyer at Closing; provided, that if Seller is unable to obtain a waiver of such confidentiality agreement or restriction and is unable to provide a true and correct copy of any Material Contract and all amendments thereto prior to the date hereof, such Material Contract shall be retained by Seller at Closing and shall be deemed to be an Excluded Asset; and

(d)use its commercially reasonable efforts to obtain any Consents and waivers of any Preference Rights applicable to the Assets.

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Section 6.7Delivery and Maintenance of Records.  Seller shall deliver the Records to Buyer within twenty (20) days following Closing.

Section 6.8Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees set forth on Schedule 6.8 posted by Seller with any Governmental Body or third Person and relating to the Assets are to be transferred to Buyer.  On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted.

Section 6.9Tax Matters.

(a)Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Taxes that are attributable to severance or production of Hydrocarbons, be allocated to the period in which the severance or production giving rise to such Taxes occurred, (B) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than those described in clause (A) above or clause (C) below), be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (C) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time.  For purposes of clause (B) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(b)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.3, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 6.9(a).

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(c)Seller shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 6.9(a).  From and after the Closing Date, Buyer shall timely file any Tax Returns with respect to Asset Taxes required to be filed after the Closing Date that relates to either a Tax period ending prior to the Effective Time or a Straddle Period (a “Post-Closing Tax Return”), and shall pay any Asset Taxes shown due and owing on such Post-Closing Tax Return, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 6.9(a).  Buyer shall file any Post-Closing Tax Return relating to a Straddle Period in a manner consistent with past practice. Within fifteen (15) days prior to filing, Buyer shall deliver to Seller a draft of any such Post-Closing Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld or delayed).

(d)Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and records and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Seller and Buyer shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date.

(e)Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Assets. Each of Seller and Buyer shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Asset Allocation; provided, failure to provide timely notice shall not relieve any Party of its indemnification obligations except to the extent it was materially prejudiced thereby.

(f)All impact and spud fees pertaining to the Assets that Seller is required to pay with respect to calendar year 2017, which are due and owing on April 1, 2018 (“Impact Fees”) shall be allocated to Seller and a downward adjustment to the Consideration (the “Impact Fee Adjustment”) shall be made for such amount pursuant to Section 2.3(i).

(g)Seller shall, prior to the Closing, (i) cause (or shall have caused) any tax partnership identified on Schedule 4.13 and still in existence on the Closing Date to either (A) have in effect a valid election under Section 754 for the taxable year that includes the Closing Date or  (B) obtain all necessary consents therefor needed for any Tax partnership identified on Schedule 4.13 and still in existence on the Closing Date to make such Section 754 election for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Assets by Buyer pursuant to this Agreement and (ii) provide satisfactory evidence thereof to Buyer.

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Section 6.10Bankruptcy Matters.

Subject to Buyer’s rights to terminate this Agreement, Seller covenants and agrees that if Seller (a) files a voluntary petition in bankruptcy, (b) suffers the filing of an involuntary petition for bankruptcy by Seller’s creditors, (c) suffers the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffers the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, or (e) admits in writing its inability to pay its debts as they come due, then Seller (i) shall not request or seek the rejection or termination of this Agreement or any of the transactions contemplated hereby and (ii) will seek the ratification, assumption and approval (to the extent it remains executory in nature) of this Agreement in accordance with the requirements imposed upon a debtor-in-possession under the Bankruptcy Code.

Section 6.11Post-Closing P&A Wells.

(a)Seller acknowledges and agrees that it shall (i) as part of the next group of wells that it prepares to plug, include the plugging and abandonment of each of the wells identified and set forth on Schedule 6.11 (each such well, a “Post-Closing P&A Well”) and with respect thereto shall prepare and file a Certificate of Well Plugging (Form 8000-FM-OOGM0006) (each, a “P&A Certificate”) with the Pennsylvania Department of Environmental Protection and (ii) deliver evidence thereof to Buyer.

(b)***

(c)***

(d)At Closing, Seller shall deliver an assignment of an overriding royalty interest equal to ninety percent (90%) (measured on an 8/8ths basis) of Seller’s Net Revenue Interest in and to all Hydrocarbons produced from each of the Post-Closing P&A Wells (the “Overriding Royalty Interest”).

(e)The Parties acknowledge and agree that the terms and conditions set forth in this Section 6.11 constitute a material inducement for Buyer to enter into this Agreement and perform its obligations hereunder.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1Conditions of Seller to Closing.

The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver on or prior to the Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Buyer set forth in ARTICLE 5 shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or material adverse effect, which shall be true and correct in all respects) as of the Execution Date and as of Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

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(b)Performance.  Buyer shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)Pending Litigation.  No suit, action or other proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d)Deliveries.  Buyer shall have delivered (or be ready, willing and able to deliver upon satisfaction of the conditions to closing set forth in Section 7.2) to Seller duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Buyer under Section 8.3;

(e)Payment.  Buyer shall have paid (or be ready, willing and able to pay upon satisfaction of the conditions to closing set forth in Section 7.2) the Closing Payment; and

(f)The Closing (as such term is defined in the LLC Purchase Agreement) under the LLC Purchase Agreement shall have occurred contemporaneously with the Closing under this Agreement.

Section 7.2Conditions of Buyer to Closing.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, at the option of Buyer, waiver on or prior to the Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Seller set forth in ARTICLE 4 shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or material adverse effect, which shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b)Performance.  Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)Pending Litigation.  No suit, action or other proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

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(d)Deliveries.  Seller shall have delivered (or be ready, willing and able to deliver upon satisfaction of the conditions to closing set forth in Section 7.1) to Buyer duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Seller under Section 8.2; and

(e)The Closing (as such term is defined in the LLC Purchase Agreement) under the LLC Purchase Agreement shall have occurred contemporaneously with the Closing under this Agreement.

ARTICLE 8
CLOSING

Section 8.1Time and Place of Closing.

(a)Consummation of this Agreement shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Steptoe & Johnson PLLC, in 11 Grandview Circle, Suite 200, Canonsburg, Pennsylvania 15317 at 10:00 a.m., Central Time (or, if mutually agreeable to the Parties, by mail, fax or other electronic means), on or before March 20, 2018, or such other time and place as agreed to in writing by Buyer and Seller, or if all conditions in ARTICLE 7 to be satisfied prior to the Closing have not yet been satisfied or waived, on the date that is six (6) Business Days after the date that such conditions have been satisfied or waived, subject to the rights of the Parties under ARTICLE 9 (the “Closing”).

(b)The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 8.2Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Buyer, the following:

(a)the Assignment duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)a certificate, duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(c)a certificate of non-foreign status of Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) meeting the requirements of Treasury Regulation §1.1445-2(b)(2);

(d)letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer to reflect the transactions contemplated hereby, duly executed by Seller;

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(e)all required partial or full releases, surrenders or terminations of any Encumbrance (other than Permitted Encumbrances) against any of the Assets being conveyed at Closing;

(f)a true and correct copy of the Fair Market Value Certificate;

(g)the ORRI Assignment duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices; and

(h)all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

Section 8.3Obligations of Buyer at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 8.2, Buyer shall deliver or cause to be delivered to Seller, the following:

(a)a wire transfer of the Closing Payment, in same-day funds and payable to an account as Seller directs in writing to Buyer;

(b)the Assignment duly executed by Buyer, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)a certificate, duly executed by an authorized corporate officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(d)evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 6.8;

(e)letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer to reflect the transactions contemplated hereby, duly executed by Buyer;

(f)the ORRI Assignment duly executed by Buyer, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices; and

(g)all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

Section 8.4Closing Payment.

(a)Not later than four (4) days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer, a preliminary settlement statement (the “Preliminary Settlement Statement”) calculating the adjusted Consideration after giving effect to all of the Consideration adjustments provided for in Section 2.3, ARTICLE 3 or otherwise in this Agreement.  Within two (2) days of receipt of the Preliminary Settlement Statement, Buyer will have the right, but not the obligation, to deliver to Seller a written report containing all changes that Buyer proposes

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to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of such changes.  The estimated adjusted Consideration set forth in the Preliminary Settlement Statement as agreed upon by the Parties shall constitute the dollar amount to be paid by Buyer to Seller at the Closing, less the Deposit (the “Closing Payment”); provided, that if the Parties cannot agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, then the amount set forth in the draft Preliminary Settlement Statement as presented by Seller will be used to determine the Closing Payment at Closing.

(b)As soon as reasonably practicable after the Closing but not later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the final calculation of the adjusted Consideration, and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement.  Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of such statement under this Section 8.4(b), Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  Buyer may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in such written report, which amounts or adjustments so omitted from such written report Buyer will be deemed to have agreed.  If Buyer does not timely deliver such written report within such 30-day period, Buyer shall be deemed to agree with the adjustments set forth in such statement.  The Parties shall undertake to agree on the final statement of the adjusted Consideration no later than one hundred and twenty (120) days after the Closing Date (such final statement as agreed or determined in accordance with this Section 8.4(b), the “Final Settlement Statement”).  In the event that the Parties cannot agree on the adjusted Consideration within one hundred and twenty (120) days after the Closing Date, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”).  If the Parties are unable to agree upon an Independent Expert within ten (10) days after written notice of a proposed Independent Expert is delivered by a Party to the other Party, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Pittsburgh, Pennsylvania.  The Independent Expert shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(b).  The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Consideration, the Independent Expert shall not increase the Consideration more than the increase proposed by Seller nor decrease the Consideration more than the decrease proposed by Buyer, as applicable.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. The Independent Expert shall also clearly state which Party’s position that the Independent Expert found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Independent Expert.  Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Buyer shall pay to Seller the amount by which the adjusted Consideration exceeds the Closing Payment or (ii) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the adjusted Consideration, as applicable.

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(c)All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Seller in writing to Buyer, and all payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Buyer in writing to Seller.

ARTICLE 9
TERMINATION

Section 9.1Termination.

This Agreement and the transactions contemplated herein may be terminated if the Closing has not occurred on or before March 26, 2018 (the “Outside Date”):  (a) by the mutual prior written consent of Seller and Buyer; (b) by Buyer, if Seller has materially breached this Agreement and such breach causes any of the conditions set forth in Section 7.2 (other than any such condition that is to be performed or observed at the Closing) not to be satisfied; (c) by Seller, if Buyer has materially breached this Agreement and such breach causes any of the conditions set forth in Section 7.1 (other than any such condition that is to be performed or observed at the Closing) not to be satisfied; or (d) by either Party, upon the occurrence of the Outside Date, provided that, in each case of clause (b), (c) or (d), such terminating Party’s is not at such time in material breach of its representations, warranties or covenants contained in this Agreement.

Section 9.2Effect of Termination.

(a)Upon termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.5, Section 5.5, Section 6.1(b), Section 6.3, Section 9.2, and ARTICLE 11 of this Agreement, and such defined terms set forth in Appendix A required in order to give effect to such preceding sections, all of which defined terms shall continue in full force and effect) and following such termination, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b)If Seller is entitled to terminate this Agreement pursuant to Section 9.1(c) because of (i) the failure of Buyer to close in the instance where, as of the Outside Date, (A) all of the conditions in Section 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Seller (or waived by Buyer in writing), (B) Seller is ready, willing and able to perform its obligations under Section 8.2, and (C) Buyer nevertheless elects not to close, or (ii) the Willful Breach by Buyer of this Agreement, then, in either such event, Seller shall be entitled to terminate this Agreement pursuant to Section 9.1(c) and receive ***, as liquidated damages, and not as a penalty, for such termination. The Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement.  Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in this Section 9.2(b) shall be the sole and exclusive remedies of Seller (other than with respect to those provisions that survive termination pursuant to Section 9.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 9.1(c), and Seller hereby waives and releases all other remedies for any such default.

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(c) If Buyer is entitled to terminate this Agreement pursuant to Section 9.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close in the instance where, as of the Outside Date, (A) all of the conditions in Section 7.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Buyer (or waived by Seller in writing), (B) Buyer is ready, willing and able to perform its obligations under Section 8.3, and (C) Seller nevertheless elects not to close, then, in either such event, Buyer shall be entitled to, at its option, (1) obtain specific performance of this Agreement in lieu of termination and recover all actual, direct damages incurred by Buyer in connection with enforcing such specific performance or (2) terminate this Agreement pursuant to Section 9.1(b), as applicable, and, in addition to being entitled to receive the entirety of the Deposit from the Escrow Agent (in which case, the Parties shall promptly execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Deposit to Buyer), Buyer shall also be entitled to receive, and Seller shall promptly pay to Buyer (by wire transfer of immediately available funds to an account designated in writing by Buyer) an amount equal to *** percent (***%) of the unadjusted Consideration, as liquidated damages, and seek out-of-pocket costs paid by it and its Affiliates in connection with the terminated transaction, including brokers, agents, advisors, and reasonable attorneys’ fees.  THE PARTIES AGREE THAT THE FOREGOING DESCRIBED LIQUIDATED DAMAGES ARE REASONABLE CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AS OF THE EXECUTION DATE AND CONSTITUTE THE PARTIES’ GOOD FAITH ESTIMATE OF THE ACTUAL DAMAGES REASONABLY EXPECTED TO RESULT FROM SUCH TERMINATION OF THIS AGREEMENT.  Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to this Section 9.2(c) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

(d) If this Agreement is terminated for any reason other than as set forth in Section 9.2(b) or Section 9.2(c), then, except as expressly set forth herein, the Parties shall have no liability or obligation hereunder as a result of such termination.

ARTICLE 10
INDEMNIFICATION, DISCLAIMERS AND WAIVERS

Section 10.1Indemnification.

Effective as of the Closing,

(a)Seller indemnifies, defends, saves, releases and holds harmless Buyer, its Affiliates and each of their respective present and future directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Buyer Indemnified Persons”), from and against any Liability arising from or associated with:

(i)the Retained Obligations; and

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(ii)the breach by Seller of any representation, warranty or covenant contained in this Agreement or in the Assignment or made in any certificate given pursuant to this Agreement.

(b)Subject to Section 10.1(a) Buyer hereby indemnifies, defends, saves, releases and holds harmless the Seller Indemnified Persons, from and against any Liability arising from or associated with

(i)the breach by Buyer of any representation, warranty or covenant contained in this Agreement or in the Assignment or made in any certificate given pursuant to this Agreement; and

(ii)the Assumed Obligations.

Section 10.2Limitations.

(a)Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in (i) Section 4.6 through Section 4.12 (Litigation; Compliance with Laws; Governmental Authorizations; Preference Rights and Consents; Leasehold Rights; Payment of Royalties and Rentals; and Material Contracts), Section 4.14 through Section 4.16 (Non-Op Status; Payout Status; and Imbalances), Section 4.18 (Environmental) and Section 4.20 through Section 4.27 (Outstanding Capital Commitments; Calls on Production; Plugging and Abandonment; No Hedges; Casualty Losses; Trade Payable Obligations; Suspense Funds; and Credit Support) shall terminate *** after the Closing Date, (ii) Section 4.13 (Taxes, Expenses and Impact Fees) and Section 4.17 (Foreign Person) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days and (iii) Section 4.1 through Section 4.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees) and Section 4.19 (Bankruptcy) shall survive the Closing Date forever (subject to any applicable statutes of limitations and any extensions or waivers thereof).  The covenants and agreements of the Parties to this Agreement (and liability for the breach thereof) that are required to be performed prior to the Closing, other than the covenants and agreements contained in Section 6.9 (Tax Matters), shall terminate *** after the Closing Date. The covenants of the Parties to this Agreement that are required to be performed prior to the Closing shall survive until they are performed. The covenants and agreements contained in Section 6.9 (Tax Matters) (and liability for the breach thereof) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days.  Claims for breaches of representations and warranties set forth in Section 4.6 through Section 4.12 (Litigation; Compliance with Laws; Governmental Authorizations; Preference Rights and Consents; Leasehold Rights; Payment of Royalties and Rentals; and Material Contracts), Section 4.14 through Section 4.16 (Non-Op Status; Payout Status; and Imbalances), Section 4.18 (Environmental) and Section 4.20 through Section 4.27 (Outstanding Capital Commitments; Calls on Production; Plugging and Abandonment; No Hedges; Casualty Losses; Trade Payable Obligations; Suspense Funds; and Credit Support) with respect to which Buyer has delivered to Seller Representative written notice on or prior to *** (or with respect to Section 4.13 (Taxes, Expenses and Impact Fees) or Section 4.17 (Foreign Person)), on or prior to the expiration of the applicable statute of limitations plus 60 days) after the Closing Date shall survive the termination of the underlying representation and warranties as if said termination had not occurred. Claims for indemnification under Section 10.1(a)(i) and Section 10.1(b)(ii) shall survive indefinitely.  Notwithstanding anything to the contrary herein, Seller’s representation and warranty set forth in Section 4.28 (Defensible Title) shall terminate as of the Closing Date for all purposes hereunder.

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(b)Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for any indemnification under this Agreement unless the aggregate amount of all Liabilities for which Seller or Buyer, as applicable, are liable under this Agreement exceeds *** percent (***%) of the Consideration and then only to the extent such damages or costs exceed *** percent (***%); provided that (w) Seller’s indemnities under Section 10.1(a)(i), (x) Seller’s indemnities in Section 10.1(a)(ii) for breaches of ARTICLE 2 and ARTICLE 8, (y) Seller’s indemnities under Section 10.1(a)(ii) for breaches of any of the representations in Section 4.1 through Section 4.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), Section 4.13 (Taxes, Expenses and Impact Fees), Section 4.17 (Foreign Person) and Section 4.19 (Bankruptcy), (z) Seller’s indemnities under Section 10.1(a)(ii) for breaches of the covenants and agreements contained in Section 6.9 (Tax Matters), (ww) Buyer’s indemnities under Section 10.1(b)(i) for breaches of the covenants and agreements contained in Section 6.9 (Tax Matters), (xx) Buyer’s indemnities under Section 10.1(b)(ii) (yy) Buyer’s indemnities in Section 10.1(b)(i) for breaches of ARTICLE 2 and ARTICLE 8, and (zz) Buyer’s indemnities under Section 10.1(b)(i) for breaches of any of the representations in Section 5.1 through Section 5.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), shall not be limited by this Section 10.2(b).  For purposes of determining whether there has been a breach of any Party’s representations and warranties for which the other Party is entitled to indemnification under this ARTICLE 10, any dollar or materiality qualifiers in such representations or warranties shall be disregarded.

(c)Notwithstanding anything to the contrary contained in this Agreement, neither Seller, on the one hand, nor Buyer, on the other hand, shall be required to indemnify the other Party for aggregate Liabilities under Section 10.1(a)(ii) or Section 10.1(b)(i) in excess of an amount equal to *** percent (***%) of the Consideration; provided that (w) Seller’s indemnities under Section 10.1(a)(i), (x) Seller’s indemnities in Section 10.1(a)(ii) for breaches of ARTICLE 2 and ARTICLE 8, (y) Seller’s indemnities under Section 10.1(a)(ii) for breaches of any of the representations in Section 4.1 through Section 4.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), Section 4.13 (Taxes, Expenses and Impact Fees), Section 4.17 (Foreign Person) and Section 4.19 (Bankruptcy), (z) Seller’s indemnities under Section 10.1(a)(ii) for breaches of the covenants and agreements contained in Section 6.9 (Tax Matters), (ww) Buyer’s indemnities under Section 10.1(b)(i) for breaches of the covenants and agreements contained in Section 6.9 (Tax Matters), (xx) Buyer’s indemnities under Section 10.1(b)(ii), (yy) Buyer’s indemnities in Section 10.1(b)(i) for breaches of ARTICLE 2 and ARTICLE 8, and (zz) Buyer’s indemnities under Section 10.1(b)(i) for breaches of any of the representations in Section 5.1 through Section 5.5 (Existence and Qualification; Power; Authorization and Enforceability; No Conflicts; and Liability for Brokers’ Fees), shall not be limited by this Section 10.2(c).

(d)Notwithstanding anything to the contrary contained in this Agreement or the special warranty of Defensible Title in the Assignment, from and after Closing, this ARTICLE 10 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement.  In the event the Closing occurs, then except for (a) the remedies contained in this ARTICLE 10 or the special warranty of Defensible Title in the Assignment, (b) the remedies available at Law or in equity in connection with any other document delivered by a Party in

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connection with the consummation of the transactions contemplated hereby, (c) any remedies provided for in Section 8.4(b), and (d) fraud, from and after Closing, Seller and Buyer each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors, and representatives from any and all Liabilities in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to, or arising out of this Agreement, the ownership, use, or operation of the Assets prior to the Closing, or the condition, quality, status, or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.

Section 10.3Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 10, THE INDEMNIFICATION, RELEASE, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 10.4Indemnification Actions.

All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)For purposes of this ARTICLE 10, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify another Party pursuant to the terms of this Agreement.  The term “Indemnified Party” shall mean the Party having the right to be indemnified by another Party pursuant to the terms of this Agreement.

(b)To make a claim for indemnification under Section 10.1, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this ARTICLE 10, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 10.4, including the specific details of and specific basis under this Agreement for its claim (the “Indemnity Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Indemnity Claim Notice promptly after the Indemnified Party has actual knowledge of the Liability for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Liability; provided that the failure of any Indemnified Party to give such notice of a Liability as provided in this Section 10.4 shall not relieve the Indemnifying Party of its obligations under Section 10.1 except to the extent that the delay in

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giving such notice prejudices the Indemnifying Party’s ability to defend against the Liability and then only to the extent of the incremental increases in damages as a result of such delay.  In the event a claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement under this Agreement, the Indemnity Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Liability at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to indemnify the Indemnified Party with respect to a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that the Indemnifying Party shall consult with the Indemnified Party when selecting legal counsel in connection with such defense and shall obtain the Indemnified Party’s prior written consent prior to engaging any such legal counsel.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Liability which the Indemnifying Party elects to contest.  Subject to Section 10.4(e), the Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any Liability controlled by the Indemnifying Party pursuant to this Section 10.4(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Liability or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Liability, or (ii) settle any Liability or consent to the entry of any judgment with respect thereto in any manner that may materially adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity for which the Indemnifying Party is responsible and pays).

(e)If no applicable Indemnifying Party admits its liability to indemnify the Indemnified Party with respect to a Third Party Claim or an Indemnifying Party admits its liability but each Indemnifying Party fails to diligently defend, prosecute or settle the Liability, then the Indemnified Party shall have the right to defend against the Liability at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume and diligently defend the Indemnified Party with respect to the Liability at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Liability with respect to a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny liability.  Any failure to respond to such notice by the Indemnifying Party shall be deemed to be an election under subsection (i) above.

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(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities, or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 10.5Tax Characterization of Indemnification Payments.  Any indemnity payment made under this Agreement shall be treated for all Tax purposes as an adjustment to the Consideration unless otherwise required by applicable Law.

Section 10.6Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO Section 8.2(b) AND EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO Section 8.2(b) AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE LEASEHOLD RIGHTS, (IV) ANY ESTIMATES OF THE VALUE OF THE LEASEHOLD RIGHTS OR FUTURE REVENUES GENERATED BY THE LEASEHOLD RIGHTS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE LEASEHOLD RIGHTS, OR WHETHER SHALLOW PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT,

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CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS,  AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (XI) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

ARTICLE 11
MISCELLANEOUS

Section 11.1Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.2Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by transmission via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt), as follows:

If to Buyer:	XPR Resources, LLC 6760 Portwest Houston, Texas 77024 Attn: Legal Department Telephone: (713) 751-0419 Facsimile: (713) 751-0234 Email: cbothe@texasindependent.com

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With a copy to:	Willkie Farr & Gallagher LLP 600 Travis Street, Suite 2100 Houston, Texas 77002 Attn: Michael De Voe Piazza Telephone: (713) 510-1776 Facsimile: (713) 510-1799 Email: mpiazza@willkie.com

If to Seller:	R.E. Gas Development, LLC 366 Walker Drive State College, PA 16801 Attn: F. Scott Hodges Telephone: (814) 278-7279 Facsimile: (814) 278-7286 Email: fshodges@rexenergycorp.com

Rex Energy I, LLC 366 Walker Drive State College, PA 16801 Attn: John J. Luke, General Counsel Telephone: (814) 278-7113 Facsimile: (814) 278-7286 Email: jluke@rexenergycorp.com

With a copy to:	Steptoe & Johnson PLLC 707 Virginia Street East, 17th Floor Charleston, WV 25301 Attention: Ryan J. Morgan Telephone: (304) 353-8144 Facsimile: (304) 933-8758 Email: ryan.morgan@steptoe-johnson.com

Either Party may change its address for notice purposes by giving notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed, if received during normal business hours, or on the next Business Day, if received outside of normal business hours.

Section 11.3Expenses.

All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement and the Appendices, Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

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Section 11.4Liability for Transfer Taxes.

All Transfer Taxes shall be borne equally by Buyer and Seller.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 11.5Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS, except to the extent that the Laws of the COMMONWEALTH OF PENNSYLVANIA require application of PENNSYLVANIA Law with respect to property situated in PENNSYLVANIA. The venue for any action brought under this Agreement shall be Houston, Texas.  EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Notwithstanding anything to the contrary in this Agreement, (a) all matters arising out of, in connection with or otherwise related to the Debt Financing (including, for purposes of clarity, the Specified Provisions) shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York and (b) any action, suit or Proceeding in any way arising out of or relating to the Debt Financing or otherwise involving the Debt Financing Sources shall be brought and determined exclusively in a New York State court located in the Borough of Manhattan in New York City; provided, that, if such New York State court does not have jurisdiction, any such suit, action or Proceeding shall be brought exclusively in the United States District Court for the Southern District of New York, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding that is brought in any such court has been brought in an inconvenient forum.  Each party irrevocably waives, to the fullest extent not prohibited by law, any objection that any of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  To the extent that such courts refuse to exercise jurisdiction hereunder, the parties agree that jurisdiction shall be proper in any court in which jurisdiction may be obtained. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ANY RIGHT TO A TRIAL BY JURY FOR ANY SUIT OR LEGAL PROCEEDING RELATED TO, ARISING OUT OF, OR ASSOCIATED WITH THIS AGREEMENT (INCLUDING, FOR PURPOSES OF CLARITY, THE DEBT FINANCING).

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Section 11.6Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.7Waivers.

Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.8Assignment.

Except as set forth in Section 11.18, no Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio.

Section 11.9Entire Agreement.

This Agreement and the Appendices, Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.10Amendment.

This Agreement may be amended or modified only by an agreement in writing signed by Seller and Buyer and expressly identified as an amendment or modification; provided, that this Section 11.10 and the Specified Provisions may not be amended or waived without the prior written consent of the Debt Financing Sources.

Section 11.11No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Buyer and Seller, and the Buyer Indemnified Persons and the Seller Indemnified Persons to the extent provided herein, to any claims, remedy or right of any kind.  Notwithstanding the foregoing, (a) each of the Debt Financing Sources, and their respective successors and assigns, shall be an express Third Party beneficiary with respect to this Section 11.11, Section 11.5, Section 11.10, Section 11.20, Section 11.21 and Section 11.22 (such provisions, collectively, the “Specified Provisions”) and (b) the Specified Provisions shall be enforceable by each Debt Financing Source and its respective successors and assigns.

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Section 11.12References.

In this Agreement:

(a)References to any gender include a reference to all other genders;

(b)References to the singular include the plural, and vice versa;

(c)Reference to any Article or Section means an Article or Section of this Agreement;

(d)Reference to any Appendix, Exhibit or Schedule means an Appendix, Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)“Include” and “including” shall mean include or including without limiting the generality of the description preceding such term;

(g)The terms “Dollars” and “$” means U.S. dollars, the lawful currency of the U.S.

Section 11.13Construction.

Buyer is a Party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent Buyer would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 11.14Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) in connection with this Agreement, the other documents executed in connection herewith or the transactions contemplated hereby or thereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other Party for its own such damages in connection with this Agreement, the other documents executed in connection herewith and the transactions contemplated hereby and thereby.  Notwithstanding anything to the contrary contained in this Section 11.14 or in any other provision of this Agreement, nothing contained herein shall be construed as limiting any Person’s ability to recover any direct damages (including any direct damages that are characterized as, or otherwise determined to be, lost profits) as provided under Texas law.

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Section 11.15Conspicuousness.

The Parties agree that provisions in this Agreement in “ALL CAPITAL” and/or “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 11.16Severability.

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 11.17Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.18Like-Kind Exchange

Notwithstanding anything else in this Agreement, Buyer shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange, provided that Seller shall not be obligated to incur any delay or any additional expense or obligation in the purchase of the Assets if such delay, costs or obligations are the result of a Like-Kind Exchange.  Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, Buyer shall have the right, at or prior to the Closing Date, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to an “Exchange Accommodation Titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37) reasonably acceptable to Seller.  In the event Buyer assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 11.18, then Buyer agrees to notify Seller in writing of such assignment reasonably in advance of the Closing Date.  In addition, should Buyer choose to effectuate a Like-Kind Exchange, if Buyer assigns its rights under this Agreement for this purpose, Seller agrees to: (i) consent to Buyer’s assignment of its rights in this Agreement; (ii) accept the Consideration from the qualified escrow or qualified trust account at Closing; and (iii) at Closing, convey and assign directly to Buyer the Assets upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  The Parties hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 11.18 shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.

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Section 11.19Confidentiality.  If Closing occurs, then the Confidentiality Agreement by and among the Parties dated as of December 13, 2017 shall be terminated as of the Closing Date and for a period of one year following the Closing, Seller shall keep, and shall cause its Affiliates and its and their respective Representatives to keep, to the extent permitted by Law, confidential the Records and all information disclosed to Seller by Buyer pursuant to this Agreement (collectively, the “Confidential Information”), except for (a) such Confidential Information (i) that becomes, through no violation of the provisions of this Section 11.19 by Seller or its Affiliates or its and their respective Representatives, part of the public domain by publication or otherwise, (ii) which is obtained by Seller or its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to Seller or its Affiliates by an obligation of confidentiality to Buyer or (iii) which is developed independently by Seller or its Affiliates without use of the Confidential Information or (b) disclosures of Confidential Information (i) in the course of any proceeding involving Seller or its Affiliates or (ii) as required by any applicable securities Law or other Law (including any subpoena, interrogatory or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange.  In any such circumstance outlined in clause (b) above, Seller will promptly give Buyer written notice of such required disclosure and disclose only that portion of the Confidential Information as Seller is advised by counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

Section 11.20No Debt Financing Sources Liability.

(a)As used in this Agreement, “Debt Financing” means any amounts that may be in the future provided by the Debt Financing Sources pursuant to any agreements entered into between the Debt Financing Sources, on the one hand, and Buyer or any of its Affiliates, on the other hand.

(b)As used in this Agreement, “Debt Financing Sources” means *** and any of its Affiliates and any of its and their respective successors and permitted assigns and of the foregoing Persons’ respective former, current or future officers, directors, employees, equityholders, controlling Persons, managers, members, fiduciaries, advisors and Representatives (including, without limitation, financial advisors, counsel, attorneys, consultants, bankers and accountants).

(c)

Notwithstanding anything herein to the contrary, no Debt Financing Source shall have any Liability for any obligations or Liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transaction contemplated hereby or by the Debt Financing.  In no event shall Seller, its permitted successors and assigns or any of its or their respective Affiliates, and the Seller agrees not to and to cause its respective Affiliates not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source in connection with this Agreement or (ii) seek to enforce the commitments against, make any claims for breach of the Debt Financing against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources in connection with this Agreement or the Debt Financing or the obligations of Debt Financing Sources thereunder.  Nothing in this Section 11.20(c) shall in any way limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.

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Section 11.21Dispute Resolution by Senior Management.

Except as provided in Section 8.4(b) with respect to any matters arising out of, in connection with or otherwise related to the Debt Financing and/or Debt Financing Sources (including, for purposes of clarity, the Specified Provisions), if a dispute arises out of or relates to this Agreement, members of the senior management of Seller and Buyer shall attempt to resolve the dispute by discussion and negotiation prior to initiating any litigation or other claim process.

Section 11.22Seller Parties.

Without limiting any other provision of this Agreement, each Seller shall be jointly and severally liable for all representations, warranties, covenants, agreements, indemnification and other obligations under this Agreement and the other Transaction Documents.  Each Seller hereby acknowledges and agrees that it is financially responsible for any breach of or inaccuracy in any such representation, warranty, covenant or agreement, subject to the extent and subject to the limitations contained in this Agreement.  Accordingly, each Seller hereby irrevocably waives, releases and relinquishes any defense, right of contribution, counterclaim or any similar defense, right or claim (whether under a suretyship theory or after other legal or equitable theory) arising from or based upon the fact that certain representations, warranties, covenants and agreements contained in this Agreement or the other Transaction Documents or in certificates delivered hereunder or thereunder were made by any other Seller.

[Signatures Begin on the Following Page]

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

BUYER:

XPR RESOURCES, LLC

By:	/s/ Frederick W. Zimmerman
Name:	FREDERICK W. ZIMMERMAN
Title:	President

SELLER:

R.E. Gas Development, LLC

By:	/s/ F. Scott Hodges
Name:	F. SCOTT HODGES
Title:	Senior Vice President, Land & Business Development

Rex Energy I, LLC

By:	/s/ F. Scott Hodges
Name:	F. SCOTT HODGES
Title:	Senior Vice President, Land & Business Development

Signature Page to

Purchase and Sale Agreement

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APPENDIX A
DEFINITIONS

“Actions” has the meaning set forth in Section 4.6.

“Advance Delay Rentals” means bonus payments, deferred bonus payments, option payments, delay rentals or other similar payments that operate as consideration for or to extend the Primary Term of any Lease.

“Affiliates” with respect to any Person, means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” has the meaning set forth in Section 2.2.

“Area Two Tax Partnership” means the tax partnership identified on Schedule 4.13.

“Asset Allocation” has the meaning set forth in Section 2.2.

“Asset Taxes” means all ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Body in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Assets” has the meaning set forth in Section 1.2.

“Assigned Rights” has the meaning set forth in Section 11.18.

“Assignment” means the Assignment and Bill of Sale in the form attached hereto as Exhibit F.

“Assumed Obligations” means, except to the extent any of the following constitute Retained Obligations, the obligation by Buyer to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller and its Affiliates, in each case, known or unknown, with respect to the following:  (a) the express and implied obligations, conditions and covenants under the terms of each Material Contract and all other contracts, agreements, instruments and orders to which the Assets are subject, and including, for the avoidance of doubt, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Time; (b) obligations to pay funds held in suspense by Seller for which Buyer received credit at Closing pursuant to Section 2.3(g) (c) the obligations and responsibility to properly plug, abandon and restore the Wells as described on Exhibit B, and to pay for or conduct the restoration or remediation of the Assets,

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on- or off-site ground water, surface water or soil in accordance with applicable agreements and Laws, including any obligations to pay for or perform the assessment, remediation, removal or disposal of NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, produced waters and Hydrocarbons, other Liabilities arising under or relating to Environmental Laws or Environmental Conditions with respect to the Assets, whether arising prior to or after the Effective Time; (d) the responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Assets are subject and including, for the avoidance of doubt, liability for failures to pay any of the foregoing, whether such failure occurred with respect to Hydrocarbon production prior to or after the Effective Time; (e) the responsibility for any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Time in connection with any of the Assets; (f) the responsibility for any and all claims for personal injury or death or damage to property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Assets, or the condition thereof and including, for the avoidance of doubt, liability for claims arising prior to or after the Effective Time and (g) all other obligations and Liabilities with respect to those Assets conveyed under this Agreement to Buyer or to the ownership, use, operation or other disposition thereof whether arising prior to or after the Effective Time.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Persons” has the meaning set forth in Section 10.1(a).

“Casualty Loss” has the meaning set forth in Section 3.4(a).

“Closing” has the meaning set forth in Section 8.1(a).

“Closing Date” has the meaning set forth in Section 8.1(b).

“Closing Payment” has the meaning set forth in Section 8.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

“COG2” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 11.19.

“Consent Requirement” has the meaning set forth in Section 3.5(b).

“Consents” has the meaning set forth in Section 4.9(b).

“Consideration” has the meaning set forth in Section 2.1.

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“Contracts” has the meaning set forth in Section 1.2(d).

“COPAS” has the meaning set forth in Section 1.3(b).

“Debt Financing” has the meaning set forth in Section 11.20.

“Debt Financing Sources” has the meaning set forth in Section 11.20.

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 1.3(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, obligation, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Leasehold Right (or Seller) not to be in compliance with any Environmental Law or (b) the existence with respect to any Leasehold Right, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury or for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” means, all applicable federal, state and local Laws, including common law, relating to the protection of the public health, safety, welfare and the environment, including, without limitation, those Laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof including, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Equipment” has the meaning set forth in Section 1.2(f).

“Escrow Agent” means JPMorgan Chase Bank, National Association.

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“Escrow Agreement” means that certain Escrow Agreement to be entered into concurrently herewith by and among the Escrow Agent, Seller and Buyer.

“Excluded Assets” means the following assets, which are not covered by the transactions contemplated hereby:

(a)the Excluded Records;

(b)all futures, options, swaps, and other derivatives;

(c)except to the extent relating to any Assumed Obligation, all trade credits, accounts receivable, notes receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(d)except to the extent relating to any Assumed Obligation, all claims and causes of action of Seller (i) arising from acts, omissions, events or damage to or destruction of property occurring prior to the Effective Time or (ii) affecting any of the other Excluded Assets;

(e)except to the extent relating to any Assumed Obligation, all rights, titles, claims and interests of Seller arising prior to the Effective Time under any policy or agreement of insurance or indemnity, under any bond or to any insurance proceeds or awards;

(f)all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or attributable to such Hydrocarbons, excluding, however, (i) all inventories of Hydrocarbons that are in storage in tanks or pipelines at the Effective Time and (ii) all rights and interests with respect to Imbalances as of the Effective Time;

(g)claims of Seller for refund of, or loss carry forward with respect to (i) Asset Taxes attributable to the Assets during any period prior to the Effective Time, (ii) income or franchise Taxes imposed on Seller or its Affiliates or (iii) any other Taxes primarily attributable to any of the Excluded Assets;

(h)all of Seller’s and its Affiliates’ intellectual property, including proprietary computer software, patents (including the Patented Technology), trade secrets, copyrights, names, marks and logos;

(i)all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally and not specifically to the Assets;

(j) all documents of Seller that may be protected by an attorney-client privilege or attorney work product privilege (other than title opinions and Contracts);

(k)all of Seller’s right, title and interest in and to the Leasehold Rights, INSOFAR AND ONLY INSOFAR as the Leasehold Rights cover and include the Retained Formations;

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(l)any assets otherwise identified as Excluded Assets pursuant to the terms hereof; and

(m)any assets and other items described on Exhibit G.

“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally, (ii) any records to the extent disclosure or transfer is restricted by any Third Party agreement (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such restrictions, as applicable), (iii) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts and (c) records and files with respect to any previous litigation matters relating to the Assets), (iv) personnel records, (v) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records to the extent pertaining to the Excluded Assets, except, in each case, to the extent any of the foregoing relate to any Assumed Obligation.

“Execution Date” means the date on which the Parties have executed this Agreement as set forth in the first paragraph hereof.

“Fair Market Value Certificate” has the meaning set forth in Section 4.19(c).

“Final Settlement Date” has the meaning set forth in Section 3.5(b).

“Final Settlement Statement” has the meaning set forth in Section 8.4(b).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller in accordance with past practices.

“Governmental Authorizations” means all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

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“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises from or is allocated at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Impact Fee Adjustment” has the meaning set forth in Section 6.9(f).

“Impact Fees” has the meaning set forth in Section 6.9(f).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Claim Notice” has the meaning set forth in Section 10.4(b).

“Independent Expert” has the meaning set forth in Section 8.4(b).

“Knowledge” means (a) with respect to Seller, the actual knowledge of any of the individuals set forth on Appendix B-1 after reasonable inquiry of Persons knowledgeable regarding the matter to which such fact, circumstance or condition relates and (b) with respect to Buyer, the actual knowledge of any of the individuals set forth on Appendix B-2 after reasonable inquiry of Persons knowledgeable regarding the matter to which such fact, circumstance or condition relates.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, decree, orders, writ injunction and codes of Governmental Bodies.

“Leasehold Rights” has the meaning set forth in Section 1.2(a).

“Leases” has the meaning set forth in Section 1.2(a).

“Liability” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Body, any award of any arbitrator, any Law, or any contract, commitment or undertaking.

“Like-Kind Exchange” shall mean a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local tax Laws.

“LLC Purchase Agreement” has the meaning set forth in the Recitals.

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“Material Adverse Effect” means with respect to Seller, any events, results, occurrences, conditions or circumstances that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results or would be reasonably likely to result in a material adverse effect on (a) the ownership or operation of the Assets, or (b) the ability of Seller to consummate the Closing and perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war; (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally); and (iv) any effect resulting from a change in Laws or regulatory policies; provided, however, that in the case of clauses (ii), (iii) and (iv) hereof, if such events, results, occurrences, conditions or circumstances have a disproportionate impact on Seller when compared to similarly situated owners or operators of oil and gas assets, then such events, results, occurrences, conditions or circumstances shall be deemed to create, cause or otherwise constitute a Material Adverse Effect.

“Material Contracts” means (a) any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by Seller of more than *** Dollars ($***) during the current or any subsequent year; (b) any Hydrocarbon or water compression, gathering, transportation, treating, processing, fractionation, stabilization or similar contract that purport to dedicate the Leases or the production of Hydrocarbons therefrom, or that contains a minimum volume commitment or similar commitment or provides for the payment of any demand fees, or any Hydrocarbon sales contract, in each case, with respect to Hydrocarbons produced from or attributable to Seller’s interest in the Assets or that is not terminable without penalty on 30 days or less notice; (c) any agreement that grants any “tag along” or “drag along” rights with respect to any sale of the Assets; (d) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets, other than (A) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets and (B) preferential rights to purchase; (e) any joint operating agreements, agreements with an area of mutual interest or non-compete, drag along rights, tag along rights and any contract that constitutes a pending purchase and sale agreement, farmout agreement, farmin agreement, exploration agreement, participation agreement or other contract providing for the purchase or earning by Seller of any oil and gas lease or mineral rights; (f) any contract where the primary purpose thereof was to indemnify another Person; (g) any contract that constitutes a partnership agreement, joint venture agreement or similar contract; (h) any indenture, mortgage, loan, credit or sale-leaseback or similar Contract that will be binding on Buyer or any of the Assets from and after the Closing; (i) any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing; (j) any Contract that constitutes a lease (other than the Leases) under which Seller is the lessor or the lessee of real, immovable, personal or movable property, which lease (A) relates to the Assets, (B) cannot be terminated by Seller without penalty upon thirty (30) days or less notice and (C) involves an annual base rental of more than *** Dollars ($***); (k) any Contract (other than a Contract to which Buyer is a party) that would obligate Buyer to drill, complete, or consent to the drilling and/or completion of, additional wells or conduct other material development operations on the Assets after the Closing; (l) any Contract to which Seller is a party for the provision, use, processing or analysis of seismic or geophysical data relating to the Assets; (m) any Contract, surface lease, easement or other surface use agreement entered into

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prior to the Effective Time relating to the Assets providing a Third Party with rights to a burden on the production of Hydrocarbons from or attributable to the Assets; (n) any guaranty or other agreement providing credit support in favor of the Third Party to any Applicable Contract described in subsections (a)-(m) above.

“Net Mineral Acres” means, as computed separately with respect to each Lease or tract comprising a group of Leases, (a) the number of gross acres in the lands covered by such Lease or tract, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease or tract in such lands, multiplied by (c) Seller’s Working Interest in such Lease or tract, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease or tract, a separate calculation shall be done for each such area as if it were a separate Lease or tract.  For avoidance of doubt, the term Net Mineral Acres for any Lease or tract shall include all depths with respect to the lands covered by such Lease or tract.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“ORRI Assignment” means the Assignment of Overriding Royalty Interests in substantially the form attached hereto as Exhibit H.

“Outside Date” has the meaning set forth in Section 9.1.

“Overriding Royalty Interest” has the meaning set forth in Section 6.11(d).

“P&A Certificate” has the meaning set forth in Section 6.11(a).

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Post-Closing P&A Amount” has the meaning set forth in Section 6.11(a).

“Post-Closing P&A Period” has the meaning set forth in Section 6.11(a).

“Post-Closing P&A Well” has the meaning set forth in Section 6.11(a).

“Post-Closing Seller P&A Obligations” has the meaning set forth in Section 6.11(a).

“Post-Closing Tax Return” shall have the meaning set forth in Section 6.9(c).

“Pre-closing Period” has the meaning set forth in Section 6.5.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 6.9(c).

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“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Lease or Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the Assignment or the consummation or performance of the terms and conditions contemplated by this Agreement or the Assignment.

“Preliminary Settlement Statement” has the meaning set forth in Section 8.4(a).

“Primary Term” means, with respect to a Lease, the fixed period of time specified in the habendum clause of such Lease, including any extended primary term which is allowed for under the Lease and which has been exercised and paid for in full by Seller, during which the Lease can be kept alive by the payment of rentals (including Advance Delay Rentals) even though there is no production in paying quantities by virtue of drilling operations or other operations as provided in such Lease; provided that for purposes hereof, the Primary Term shall not include any periods for which payments (including Advance Delay Rentals) have not been made as of the date hereof.

“Property” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.3(c).

“Records” has the meaning set forth in Section 1.2(j).

“Representatives” has the meaning set forth in Section 6.3(b).

“Retained Formations” means depths and formations from the top of the Utica formation to the bottom of the Point Pleasant formation, or in each case the stratigraphic equivalent thereof, which is represented on the Platform Express Compensated Neutron Litho Density Gamma Ray Caliper log of the Joseph Powers 1Hl, API No. 37125240330000, located in Washington County, Pennsylvania at a measured depth (MD) of 10,711 to a measured depth (MD) of 10,995 feet.

“Retained Obligations” means all of the obligations and Liabilities, known or unknown, to the extent they are attributable to, arise out of, based upon or are otherwise related to:

(i)the Excluded Assets (regardless of whether such Liabilities arise prior to, on or after the Effective Time);

(ii)Third Party claims caused by or related to breaches by Seller or any of its Affiliates of any Contract or Lease occurring prior to or in connection with the Closing and/or the assignment of any interest therein to Buyer;

(iii)fines, penalties and other similar obligations of any kind levied by a Governmental Body and attributable to the Assets prior to the Closing;

(iv)any of Seller’s or its Affiliates’ officers, employees, consultants or service providers (including, for purposes of clarity, all Liabilities with respect to Taxes or employee benefit arrangements related to all such individuals);

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(v)death or personal injury to Third Party individuals related to or arising out of Seller’s ownership or operation of the Assets prior to the Closing Date;

(vi)Seller’s, any of its Affiliates’ or any of its or their respective Representatives’ fraud, gross negligence or willful misconduct with respect to the ownership or operation of the Assets;

(vii)any and all matters set forth on Schedule 4.6 and any other Action with respect to the Assets or Seller’s ownership or operation thereof that is initiated prior to the Closing;

(viii)any and all matters set forth on Schedule 4.7 and Schedule 4.8;

(ix)the disposal or transportation of any Hazardous Substances by Seller or its Affiliates from the property associated with the Assets to any location not on such property or lands pooled or unitized therewith and attributable to the period of Seller’s ownership of the Assets and prior to the Closing Date;

(x)royalties, overriding royalties, net profits interests or other similar burdens on production attributable to the sale, prior to the Effective Time, of Hydrocarbons and fees (including Liabilities attributable to claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto) relating to the Assets;

(xi)Trade Payable Obligations; and

(xii)any and all Seller Taxes.

Notwithstanding anything herein to the contrary, from and after Closing, Seller is not retaining as a Retained Obligation, and Buyer is assuming as an Assumed Obligation, any and all obligations and Liabilities that relate to any matter set forth in subparagraphs (iii), (viii), (x) and (xi) set forth above to the extent any such obligation or Liability is attributable to, arises out of, is based upon or otherwise relates to any Asset with respect to which Buyer or any of its Affiliates is (A) a co-tenant owner of any interest therein and/or (B) the operator thereof; provided, that, Seller shall nevertheless retain, and Buyer shall not assume (and shall have no obligation to assume) hereunder any such obligations or Liabilities insofar, and only insofar, as such are attributable to, arise out of, are based upon or otherwise relate to (I) the fraud, gross negligence or willful misconduct of Seller, any of its Affiliates or any of its or their respective Representatives or (II) the payment of any and all Property Costs that are allocated to, or payable by, Seller or any of its Affiliates pursuant to Section 1.3.

“Rex Gas” has the meaning set forth in the introductory paragraph.

“Rex I” has the meaning set forth in the introductory paragraph.

“Seller” has the meaning set forth in the introductory paragraph.  Unless the context otherwise requires, any reference to “Seller”, “any Seller” or “such Seller” refers to the various individual Persons that comprise “Seller”.

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“Seller Indemnified Persons” has the meaning set forth in Section 6.1(b).

“Seller Taxes” means (i) income, franchise and similar Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, unitary, consolidated or similar group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 6.9, except to the extent such Asset Taxes are (a) effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 2.3, or (b) paid by Seller to Buyer pursuant to Section 6.9(b), (iii) the Transfer Taxes allocable to Seller pursuant to Section 11.4, (iv) Taxes imposed on or with respect to the Excluded Assets and (v) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending before the Effective Time.

“Specified Provisions” has the meaning set forth in Section 11.11.

“Shallow Production” means production of Hydrocarbons from any Leases listed on Exhibit A that is attributable to any depths or formations conveyed from Rex Energy I, LLC to Diversified Oil and Gas, LLC pursuant to that certain Asset Acquisition Agreement dated May 13, 2016.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Rights” has the meaning set forth in Section 1.2(e).

“Tax” or “Taxes” means any and all taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Body, including, without limitation, all federal, state, local and foreign income, profits, gross receipts, goods and services, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Body that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, documentary, leasing, lease, user, excise, duty, franchise, capital, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, production, estimated, or other similar charge of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, whether disputed or not, including any liability of or for the payment of any amounts of the foregoing type as a transferee or successor, as a result of being or having been a member of a consolidated, combined or unitary group, by operation of Law or otherwise, or pursuant to any obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of April 28, 2017 by and among Rex Energy Corporation, Angelo, Gordon Energy Servicer, LLC and the lender parties thereto (as amended).

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“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 10.4(b).

“Title Defect” has the meaning set forth in Section 3.2(e).

“Trade Payable Obligations” means any and all Liabilities and obligations of Seller or any of its Affiliates to Third Parties (and all claims of Third Parties with respect to Seller or any of its Affiliates) that relate to (i) the furnishing of goods, labor, services and/or materials with respect to any of the Assets and/or the ownership, maintenance and/or operation thereof or that otherwise constitute trade payables of Seller or any of its Affiliates and (ii) periods occurring (in-whole or in-part) on and/or prior to the Effective Time.

“Transaction Document” means this Agreement, the Assignment(s) and each other document that is contemplated to be executed and delivered pursuant to or in connection with the transaction contemplated hereby.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Lease or Leasehold Right or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” shall mean all transfer, documentary, sales, use, gross receipts, stamp, registration, value-added, recording, escrow and other similar Taxes and fees (including all applicable real estate transfer or real estate gains Taxes) incurred in connection with the transactions contemplated by the Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

“Willful Breach” shall mean, with respect to any Party, that such Party knowingly does one or more of the following:  (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant, obligation or agreement applicable to such Party, or (b) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects as of the Closing Date.  For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.

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“Working Interest” with respect to any Leasehold Right, shall mean the interest in and to such Leasehold Right that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Leasehold Right, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

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